                                                                    Exhibit 23.6



                             GOLDMAN, SACHS & CO.


April 4, 1997


Board of Directors
Newmont Mining Corporation
One Norwest Center
1700 Lincoln Street
Denver, CO 80203

Gentlemen:

Reference is made to our opinion letter dated as of the date hereof with respect to the fairness to Newmont Mining Corporation ("Newmont Mining") of the exchange ratio of 0.43 of a share of Common Stock, par value $1.60 per share of Newmont Mining to be issued for each share of Common Stock, par value $0.01 per share of Santa Fe Pacific Gold Corporation ("Santa Fe") pursuant to the Agreement and Plan of Merger, dated as of March 10, 1997, among Newmont Mining, Midtown Two Corp., a wholly owned subsidiary of Newmont Mining, and Santa Fe.

The foregoing opinion letter is for the information and assistance of the Board of Directors of Newmont Mining in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to the opinion of our Firm in Ronald C. Cambre's letter, dated the date hereof, to Stockholders of Newmont Mining; under the captions "Summary: The Merger; Opinion of Newmont Mining's Financial Advisor", "The Merger: Newmont Mining Reasons for the Merger; Recommendation of the Newmont Mining Board", and "The Merger: Opinion of Newmont Mining's Financial Advisor" and to the inclusion of the foregoing opinion in the Newmont Mining Registration Statement on Form S-4 dated as of the date of this letter. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ Goldman, Sachs & Co.
------------------------
(Goldman, Sachs & Co.)